Exhibit 10.1
July 2, 2024

Dr. Mike Exton
[Address]

Dear Mike:

I extend this offer for you to join us as the Chief Executive Officer of Lexicon Pharmaceuticals, Inc. (the “Company”) with the backing and enthusiasm of the entire board of directors. We believe you have the right blend of leadership and personal and professional qualities to lead Lexicon in the next phase of its growth and development and bring breakthrough treatments to patients. Lexicon is at a pivotal point in its story, with programs at each stage of development, and your leadership will help propel it forward in this journey.

As CEO, you will be responsible for directing the activities of the Company and you will report directly to the board of directors. Additionally, you will be elected as a member of the Company’s board of directors and will be nominated for reelection to such position by the Company’s stockholders as long as you are the Company’s CEO.

The terms under which we are offering you this position are outlined below:

Base Salary
You will receive a monthly salary of $53,000 ($636,000 per year), paid in accordance with our standard payroll policies and subject to all withholdings and deductions as required by applicable law. We currently pay employees on the 15th and last day of each month.

Cash Bonus
You will be eligible for an annual cash bonus with a bonus target of 70% of your annual base salary (with an opportunity to earn a greater bonus for over-achievement). The actual amount of your bonus will be based upon achievement of corporate objectives established at the beginning of each year. As is the case with all Lexicon officers, decisions regarding the payment of bonuses are subject to the discretion of the compensation committee of the board of directors.

For 2024, your bonus will be prorated based on your start date with the Company and we will guarantee a payout of this prorated amount at least at target level for the 2024 year. Bonuses for 2024 are expected to be determined and paid in the first quarter of 2025.

All bonus payments shall be subject to our standard bonus payment policies, including tax withholding obligations.

Initial Stock Option Award
You will receive an option award under our 2017 Equity Incentive Plan (the “Plan”) giving you the right to purchase 1,675,000 shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in the Plan, on the date your employment with the Company commences. The stock option will vest and become exercisable according to the following schedule: (a) twenty-five percent (25%) of the total after twelve months from grant date and (b) one forty-eighth (1/48th) of the total after each subsequent month of employment thereafter, in each case if you have continuous employment. The stock option will have a ten-year term and will be subject to the terms and conditions of the Plan and our standard form of stock option agreement for Company officers (which includes acceleration of vesting in the event of a change in control, as defined in that agreement), which you will receive after the stock option is granted.

Annual Equity Incentive Awards
You will also be eligible to receive annual equity incentive awards under the Plan (with an initial aggregate target grant date value of 400% of your then-current salary), which have historically been awarded as (i) restricted stock units granting employees the right to receive shares of common stock for no additional consideration and/or (ii) stock options granting employees the right to purchase shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in the Plan, on the date of grant.  Such annual equity incentive awards are contingent upon approval by the compensation committee of the board of directors and are granted during our annual compensation cycle, which typically occurs each February.  All terms and conditions of such awards will be governed by the terms of the Plan and any award agreement provided to you at the time of grant.

Benefits
You will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 401(k) retirement plan. We currently make matching contributions under our 401(k) plan in an amount equal to 100% of an employee’s contributions up to four percent of eligible compensation. You are also eligible for 20 days of Paid Time Off (PTO) annually, which is accrued per pay period.  All such benefits will be subject to eligibility and other provisions contained in the applicable governing documents or programs.

Severance
In the event your employment is terminated without “cause” by the Company, you will be eligible to receive (subject to your satisfaction of the release requirement described below), and the Company shall be obligated to pay, salary continuation payments (pursuant to the Company’s normal payroll procedures) in an amount equal to your then current base salary for a period of twelve months following such termination (the “Recurring Severance Payments”). In the event your employment is terminated without “cause” by the Company in connection with a “change in control,” then (subject to your satisfaction of the release requirement described below) you will additionally receive a one-time payment equal to your annual cash bonus at target for the year of your termination (the “One-Time Severance Payment”). For purposes of the foregoing,

•termination for “cause” shall mean termination of employment directly resulting from (a) intentional misconduct causing a material violation by the Company of any state or federal laws, (b) a theft of corporate funds or corporate assets or in a material act of fraud upon the Company, (c) an act of personal dishonesty that was intended to result in personal enrichment at the expense of the Company or (d) conviction of a felony; and

•a “change in control” of the Company shall be deemed to have occurred if any of the following shall have taken place: (a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor provisions thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities; (b) the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities in substantially the same proportion as their ownership of the Company’s outstanding voting securities prior to such reorganization, merger or consolidation; or (c) a liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets. For the avoidance of doubt, Invus, LP or its affiliates being a majority owner or dropping below majority ownership does not by itself constitute a “change in control” and

•if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), and any payment or benefit pursuant to this “Severance” section constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-l(b), you will not be entitled to such payment or benefit until the earlier of (a) the date which is six months after your separation from service for any reason other than death, or (b) the date of your death. The provisions of this sub-paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six-month period following your separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six months after your separation from service (or, if earlier, as soon as practicable, and in all events within 30 days, after the date of your death). Each payment under this “Severance” section shall be treated as one of a series of separate payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this letter and our or your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This letter shall be construed and interpreted consistent with that intent.

The Recurring Severance Payments will be paid in substantially equal installments paid over the twelve-month period following the date on which your employment terminates (the “Termination Date”). On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to you, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve-month period. The One-Time Severance Payment will be paid in a lump-sum cash payment within sixty (60) days after the Termination Date. The Recurring Severance Payments and One-Time Severance Payment shall each be subject to all tax withholding obligations.

In order to receive the Recurring Severance Payments and the One-Time Severance Payment (and any portion thereof), you will be required to execute, on or before the expiration date specified therein, and not revoke within any time provided by the company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release the Company and its affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of your employment, engagement, or affiliation with the Company and any of its affiliates or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments you may have.

Clawback Policies
All incentive compensation provided to you as an employee of the Company will be subject to any policy (whether currently in existence or later adopted) established by the Company that provides for the clawback or other recovery of applicable amounts that were paid to you.

Start Date
We expect that you will begin work on or about July 8, 2024.

Employment Location
Your primary place of employment will be our New Jersey office. You will be expected to dedicate a meaningful portion of your time working at our Texas site.

Background Check and Drug Testing
This job offer is contingent upon receipt of results of a satisfactory drug test, background check, verification of credentials and acceptable references.

Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of employee proprietary information agreement.

Subject to the severance obligations of the Company described herein, this letter does not create any term of employment, and both you and the Company will be free to terminate your employment at any time for any reason.

If you have any questions regarding this offer, please contact me, Philippe Amouyal, Wendy McDermott or Brian Crum.

Mike, I believe you will enjoy working with the entire Lexicon team and with the board of directors, and that your leadership will make Lexicon a remarkable success story. If you find this offer to be acceptable, please indicate your acceptance by signing and returning one of the two copies of this letter on, or before, Sunday, July 7, 2024.

Sincerely,

/s/ Raymond Debbane

Raymond Debbane
Chairman of the Board of Directors of Lexicon                         Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Mike Exton

Dr. Mike Exton

Date: July 3, 2024